UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 15, 2004 (December 10, 2004)

RANGE RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9592	34-1312571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 800 Ft. Worth, Texas (Address of principal executive offices)	76102 (Zip Code)

Registrant’s telephone number, including area code: (817) 870-2601

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets

     On November 22, 2004 Range Resources Corporation (the “Company”) and First Reserve Fund IX, L.P., a Delaware limited partnership, Robertson Investment Trust LLC, a Delaware limited liability company, Donald E. Vandenberg, Richard M. Brillhart, Jeremy H. Grantham and Charles Ian Landon (collectively, the “Sellers”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which the Company agreed to purchase 100% of the issued and outstanding shares of common stock of PMOG Holdings, Inc., a Delaware corporation and sole parent of Pine Mountain Oil and Gas, Inc., a Virginia corporation (“Pine Mountain”). On December 10, 2004, the transactions contemplated by the Stock Purchase Agreement (the “Pine Mountain Acquisition”) closed and the Company paid cash consideration of $219 million, which amount remains subject to normal post-closing adjustments.

     The Company estimates it acquired 205 Bcfe of net proved reserves in the transaction. The Company attributes approximately half of the value to royalty interests. The acquired reserves are 99% natural gas, 80% of which are coalbed methane and have an average reserve life of more than a 20 years. The purchase added approximately 14.8 Mmcfe a day to the Company’s production and increased its leasehold position by 417,000 acres. On 373,000 mineral acres acquired in the Pine Mountain Acquisition, interests include both a royalty and a working interest. The acquisition cost equates to $1.07 per mcfe of estimated proved reserves assuming no allocation of the purchase price to undeveloped leasehold. The Company believes that the acquired properties also have significant additional reserve potential as proved reserves have been assigned to only 30% of the acreage. The Pine Mountain Acquisition increased the Company’s proved reserves to nearly 1.2 Tcfe, raised its production to 225 Mmcfe a day and lengthened its reserve life index to 15 years.

     The Pine Mountain Acquisition gives the Company ownership of all of Pine Mountain’s oil and natural gas reserves and operations, leaseholds and working capital located primarily in Virginia and West Virginia. Approximately 30% of the current proved reserves are derived from royalty interests, which bear no operating costs. Of the 1,872 producing wells being acquired, the Company will own a royalty interest in 1,317 wells, a royalty and working interest in 516 wells and a working interest in 39 wells.

     The Company funded the Pine Mountain Acquisition with net proceeds of $102.6 million from the underwritten public offering of its common stock which closed on December 14, 2004 and bank borrowings pursuant to the Second Amended and Restated Credit Agreement, as amended, by and among the Company, Great Lakes Energy Partners, L.L.C., as borrowers, and JPMorgan Chase Bank, N.A., The Frost National Bank, The Bank of Nova Scotia, Union Bank of California, N.A., Wachovia Bank, National Association, Key Bank, Harris Nesbitt Financing, Inc., Southwest Bank of Texas, N.A., Hiberia National Bank, Comerica Bank, Natexis Banques Populaires, Fortis Capital Corp., Fleet National Bank, Compass Bank, Calyon New York Branch and Bank of Scotland, as lenders, and JPMorgan Chase, as administrative agent.

     Other than the Stock Purchase Agreement, there is no material relationship between the Company or its affiliates and the Sellers.

     Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit
Number	Description
99.1*	Press Release dated December 14, 2004

     *Filed herewith.

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     Certain information included in this report contains certain statements (other than statements of historical fact) that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used herein, the words “budget,” “budgeted,” “assumes,” “should,” “goal,” “anticipates,” “expects,” “believes,” “seeks,” “plans,” “estimates,” “intends,” “projects” or “targets” and similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements. Where any forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that while we believe these assumptions or bases to be reasonable and to be made in good faith, assumed facts or bases almost always vary from actual results and the difference between assumed facts or bases and the actual results could be material, depending on the circumstances. It is important to note that our actual results could differ materially from those projected by such forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable and such forward-looking statements are based upon the best data available at the date this report is filed with the SEC, we cannot assure you that such expectations will prove correct. Factors that could cause our results to differ materially from the results discussed in such forward-looking statements include, but are not limited to, the following: production variance from expectations, volatility of oil and gas prices, hedging results, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, exploration risks, environmental risks, uncertainties about estimates of reserves, competition, litigation, government regulation, political risks, our ability to implement our business strategy, costs and results of drilling new projects, mechanical and other inherent risks associated with oil and gas production, weather, availability of drilling equipment and changes in interest rates. All such forward-looking statements in this document are expressly qualified in their entirety by the cautionary statements in this paragraph, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RANGE RESOURCES CORPORATION
By:	/s/ ROGER S. MANNY
Roger S. Manny
Chief Financial Officer

Date: December 15, 2004

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EXHIBIT INDEX

Exhibit
Number	Description
99.1*	Press Release dated December 14, 2004

*Filed herewith.

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